Exhibit 5.1

14 December 2016	Our Ref: DW/AH/WL/M4237-H01577

Melco Crown Entertainment Limited

36th Floor, The Centrium

60 Wyndham Street

Central, Hong Kong

Dear Sirs

Melco Crown Entertainment Limited

We have acted as Cayman Islands legal advisers to Melco Crown Entertainment Limited (the “Company”) in connection with the Company’s registration statement on Form F-3, including all amendments or supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission pursuant to Rule 462(e) under the U.S. Securities Act of 1933, as amended, relating to the proposed sale by the Company and/or certain selling shareholders (the “Selling Shareholders”) of the Company’s Ordinary Shares of a par value of US$0.01 each (the “Ordinary Shares”) or American depositary shares representing the Ordinary Shares. We are furnishing this opinion as exhibit 5.1 to the Registration Statement.

For the purposes of giving this opinion, we have examined and relied upon the originals, copies or translations of the documents listed in Schedule 1.

In giving this opinion we have relied upon the assumptions set out in Schedule 2, which we have not independently verified.

We are Cayman Islands Attorneys at Law and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion. We have not, for the purposes of this opinion, made any investigation of the laws, rules or regulations of any other jurisdiction.

Based upon the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations which we consider relevant, and subject to the qualifications set out in Schedule 3, and under the laws of the Cayman Islands, we give the following opinions in relation to the matters set out below.

WALKERS

1.	The Company is an exempted company duly incorporated with limited liability, validly existing under the laws of the Cayman Islands and is in good standing with the Registrar of Companies in the Cayman Islands.

2.	The authorised share capital of the Company is currently US$73,000,000 divided into 7,300,000,000 Shares of par value US$0.01 each.

3.	When (i) any sale of the Ordinary Shares by the Company pursuant to the Registration Statement has been duly authorized, (ii) such Ordinary Shares have been allotted, issued and fully paid for as contemplated in the Registration Statement and (iii) appropriate entries have been made in the register of members of the Company, the Ordinary Shares to be sold by the Company will be validly issued, allotted and fully paid, and there will be no further obligation on the holder of any of the Ordinary Shares to make any further payment to the Company in respect of such Ordinary Shares.

4.	The Ordinary Shares to be sold by the Selling Shareholders have been legally and validly issued, are fully paid and there is and will be no further obligation on the Selling Shareholders, or any holders thereof to make any further payment to the Company in respect of such Ordinary Shares.

We hereby consent to the use of this opinion in, and the filing hereof, as an exhibit to the Registration Statement and to the reference to our firm under the headings “Enforceability of Civil Liabilities”, “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

WALKERS

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

Yours faithfully

/s/ WALKERS

WALKERS

WALKERS

SCHEDULE 1

LIST OF DOCUMENTS EXAMINED

1.	The Certificate of Incorporation of Melco PBL Holdings Limited dated 17 December 2004, the Certificate of Incorporation on Change of Name of Melco PBL Holdings Limited (changing its name to Melco PBL Entertainment (Macau) Limited) dated 9 August 2006, the Certificate of Incorporation on Change of Name of Melco PBL Entertainment (Macau) Limited (changing its name to Melco Crown Entertainment Limited) dated 2 June 2008, the Certificate of Incorporation on Adoption of Dual Foreign Name dated 25 May 2012, the Amended and Restated Memorandum and Articles of Association adopted by special resolution on 17 June 2016, the Register of Directors and the Register of Mortgages and Charges of the Company, copies of which have been provided to us by the Company and the register of members of the Company provided to us by Computershare on behalf of the Company on 14 December 2016 (together the “Company Records”).

2.	A Certificate of Good Standing dated 1 December 2016 in respect of the Company issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”).

3.	A copy of executed written resolutions of the Board of Directors of the Company dated 14 December 2016.

4.	A certificate from the Company Secretary of the Company dated 14 December 2016, a copy of which is attached hereto (the “Officer’s Certificate”).

5.	The Registration Statement.

WALKERS

SCHEDULE 2

ASSUMPTIONS

1.	The originals of all documents examined in connection with this opinion are authentic. All documents purporting to be sealed have been so sealed. All copies are complete and conform to their originals.

2.	The Company Records are complete and accurate and constitute a complete and accurate record of the business transacted and resolutions adopted by the Company and all matters required by law and the Memorandum and Articles of Association of the Company to be recorded therein are so recorded.

3.	The Officer’s Certificate is true and correct as of the date hereof.

WALKERS

SCHEDULE 3

QUALIFICATIONS

1.	Our opinion as to good standing is based solely upon receipt of the Certificate of Good Standing. The term “good standing” as used herein means that the Company is not currently in breach of its obligations to file the annual return, and pay the annual filing fees, due for the current calendar year, and having regard to any grace periods permitted under the Companies Law.

Melco Crown Entertainment Limited

36th Floor, The Centrium

60 Wyndham Street

Central, Hong Kong

14 December 2016

Walkers

15/F Alexandra House

18 Chater Road

Central

Hong Kong

Dear Sirs,

Melco Crown Entertainment Limited (the “Company”) – Officer’s Certificate

I, Stephanie Cheung, being the Company Secretary of the Company, am aware that you are being asked to provide a legal opinion (the “Opinion”) in relation to certain aspects of Cayman Islands law. Capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:

1.	the amended and restated memorandum and articles of association of the Company as adopted by special resolution passed on 17 June 2016 remain in full force and effect and are otherwise unamended;

2.	the written resolutions of the board of directors dated 14 December 2016 were executed by all the directors in the manner prescribed in the articles of association of the Company, the signatures and initials thereon are those of a person or persons in whose name the resolutions have been expressed to be signed, are in full force and effect at the date hereof and have not been amended, varied or revoked in any respect; and

3.	there is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from issuing and allotting the Ordinary Shares.

I confirm that you may continue to rely on this Certificate as being true and correct on the day that you issue the Opinion unless I have previously notified you personally to the contrary.

[Signature page follows]

/s/ Stephanie Cheung

Signature:

Stephanie Cheung

Company Secretary